                                                                 Exhibit 10.1(k)


                                LICENSE AGREEMENT

               This License Agreement, to be effective as of the 1st day of February, 1993 (hereinafter called "Agreement Date"), is by and between Baylor College of Medicine (hereinafter called "BAYLOR"), a Texas nonprofit corporation having its principal place of business at One Baylor Plaza, Houston, TX 77030, and Genica Pharmaceuticals Corporation, (hereinafter called "GENICA"), a corporation organized under the laws of the Commonwealth of Massachusetts, and having its principal place of business at Two Biotech Park, 373 Plantation Street, Worcester, MA 01605.

               WITNESSETH:

               WHEREAS, BAYLOR is the owner of the Subject Technology as defined below; and

               WHEREAS, BAYLOR is desirous of granting to GENICA a royalty-bearing, worldwide license to the Subject Technology, which shall be exclusive, except as set forth in Paragraphs 2.2 and 2.3, on the terms set forth herein; and

               WHEREAS, GENICA desires to obtain said exclusive license under the Subject Technology.

               NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto expressly agree as follows:

1.       DEFINITIONS AS USED HEREIN
         --------------------------

               1.1 The term "Subject Technology" shall mean all technology, biological materials, trade secrets, kits, compounds, know-how, methods, documents, materials, tests, probes and all confidential information related to the diagnosis of Charcot-Marie Tooth Disease which was developed by Dr. James R. Lupski, Dr. Pragna Patel, Mr. Montes de Oca-Luna and Ms. Saucedo Cardenas in laboratories at BAYLOR. The Subject Technology shall also include United States Patent Application Serial No. 07/711,615 filed June 6, 1991, entitled "Molecular Diagnosis of Charcot-Marie Tooth Disease," together with all valid patents or patent applications, reexaminations, reissues, renewals, extensions, divisions and any foreign counterparts thereof (the "Licensed Patents"). The continuation-in-part application of United States Serial No. 07/711,615 is specifically excluded from the term "Subject Technology."

               1.2 The term "Field" shall mean use of the Subject Technology solely for commercial diagnostic purposes. The research market is specifically excluded from the term "Field."

               1.3 The term "Licensed Product(s)" shall mean products or services which are derived from, incorporate or utilize, in whole or in part, the Subject Technology.

* Material omitted and filed separately with the Securities and Exchange Commission pursuant to request for confidential treatment under Rule 406.

               1.4 The term "Combination Product" shall mean a diagnostic product developed and sold by GENICA or its Affiliates that is comprised in part of Licensed Product(s) and one or more other patented products or parts. The Net Sales for the purposes of determining royalties on Licensed Products shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A/A+B, where A is the invoice price for the Licensed Products and B is the invoice price for the patented products or parts of the Combination Product if sold separately. If the Licensed Products or other patented products or parts of the Combination Product are not sold separately, the Net Sales for determining royalties shall be calculated by multiplying the Net Sales of the Combination Product by the fraction C/C+D, where C is the cost for producing the Licensed Products and D is the cost for producing the other patented products or parts in the Combination Product. If GENICA finds it necessary to license other patents to enabling technology or other genes for CMT for which it must pay royalties, then the royalty rate paid to BAYLOR as stated in Paragraph 4.2 shall be reduced by no more than [ ]%*.

               1.5 The term "Net Sales" shall mean the gross amount of monies or monetary equivalent of other consideration received from unrelated third parties by GENICA or its Affiliates for Licensed Products by sale or other mode of transfer, less all trade, quantity and cash discounts actually allowed, credits, and allowances actually granted on account of rejections, returns or billing errors, duties, any separately identified charges for transportation and insurance, taxes and other governmental charges actually paid. The term "Net Sales" in the case of non-cash sales, shall mean all equivalent consideration received by GENICA for Licensed Products. If the Parties fail to reach agreement on the fair value of equivalent consideration received for non-cash sales, the Parties agree that an independent third party mutually acceptable to both Parties shall be appointed to determine the fair value of equivalent consideration received.

               1.6 The term "Sublicensing Revenues" shall mean the amount actually paid to GENICA by Sublicensees arising from the sublicensing of the right to make, have made, use or sell Licensed Products. Sublicensing Revenues shall include license fees, royalties and any other payment in respect to Licensed Products, but shall not include any payments tied to the provision of goods and services by GENICA to such Sublicensee to compensate GENICA for the provision of such goods and services.

               1.7 The term "Affiliates" shall mean any corporation, partnership, joint venture or other entity of which the common stock or other
equity ownership thereof is [           ]%* or more owned by GENICA.

               1.8 The term "the Parties" shall mean GENICA and BAYLOR.

2.       GRANT OF LICENSE
         ----------------

               2.1 BAYLOR hereby grants to GENICA an exclusive, worldwide license with the right to grant sublicenses hereunder, under the Subject Technology to make, have made, use, and sell Licensed Products in the Field.

               2.2 BAYLOR shall at all times retain the right to use the Subject Technology for research and commercial purposes in diagnostic and other laboratories which are owned and operated by and are located at BAYLOR or any of its affiliated health care entities and which are staffed in whole or in part by full-time BAYLOR faculty members. James R. Lupski and Pragna I. Patel shall at all times retain the right to use the Subject Technology solely for research, non-commercial purposes. In addition, BAYLOR reserves the right to: (i) provide to academic institutions solely for research, non-commercial purposes, the Subject Technology and (ii) grant licenses to the Subject Technology solely for research, non-commercial purposes to other third parties. BAYLOR agrees that before it (i) provides the Subject Technology for research purposes to other academic institutions, or (ii) licenses the Subject Technology for research purposes to other third parties, it will require that these institutions or third parties sign an agreement whereby they consent not to sell or offer to sell products or services for the clinical diagnosis of CMT covered by the Subject Technology nor will they provide diagnostic results to others including medical professionals where such results might be used in the screening or clinical management of human patients.

               2.3 The exclusive license granted to GENICA hereunder shall also be subject to and nonexclusive with respect to, any nonexclusive license which BAYLOR is required by law to grant to the United States government or to a foreign state pursuant to any existent or future treaty with the United States.

               2.4 Upon written request by James R. Lupski or Pragna I. Patel, GENICA agrees to undertake reasonable efforts to provide samples of patient serum or other fluids or tissues to the individual laboratories of James R. Lupski and Pragna I. Patel for research purposes in connection with the Subject Technology.

3.       BEST EFFORTS
         ------------

               GENICA shall use Best Efforts to effect introduction of Licensed Products into the commercial market as soon as practicable, consistent with sound and reasonable business practices and judgment. For purposes of this paragraph, "Best Efforts" shall include, but not be limited to, meeting the following milestones of introducing the Licensed Products to the market:

         * GENICA shall (i) train its salesforce to sell CMT tests, (ii) mail product introduction information to neurologists within thirty (30) days of launch, and (iii) have an advertisement in a key journal (i.e. American Journal of Human Genetics, Neurobiology, Annals of Neurology and American Journal of Medical Genetics) or other promotional mechanisms in place at GENICA's sole discretion, within nine (9) months of the launch date, or such reasonable time as makes marketing sense.

         * GENICA must exhibit at a major conference (i.e. American Society of Human Genetics and/or American Neurology Association or similar body) within one year of the Agreement Date.

         * GENICA shall train technicians to the acceptance of Drs. Lupski and Patel.

         * GENICA shall have technicians at GENICA with the appropriate skill to sufficiently perform any of the methods (including fluorescent in-situ hybridization, southern blot analysis, PCR and pulsed-field gel electrophoresis) that are necessary to meet market needs to diagnose CMT within sixty (60) days of the first determination of a market need.

         * BAYLOR shall (i) provide reasonable amounts of the tangible materials of the Subject Technology including all necessary probes for the diagnosis of CMT to GENICA as soon possible after the Agreement Date, (ii) participate in a blind pool study with GENICA and (iii) reasonably train a technician of GENICA in laboratories of James R. Lupski and/or Pragna I. Patel at BAYLOR.

         * GENICA shall launch a commercial product within six months of the date of receipt of tangible materials of the Subject Technology.



4.       PAYMENT
         -------

               4.1 As partial consideration for the rights conveyed by BAYLOR under this License Agreement, GENICA agrees to pay BAYLOR a license fee of $[
]*. The payment shall be as follows: (i) $[         ]* contemporaneously upon
the execution of the License Agreement; (ii) $[         ]* within six months of
the initial sale of a Licensed Product under the License Agreement and (iii) the
remaining $[         ] within twelve (12) months of the initial sale of product.

               4.2 In addition to the foregoing license execution fee, GENICA
agrees to pay and shall pay to BAYLOR a running royalty of [         ]%* of Net
Sales of all Licensed Products sold by GENICA or its Affiliates. Such running royalties shall be payable as provided in Paragraph 4.5. GENICA may offset against any royalty payment due from a particular foreign country the patent costs from such particular foreign country.

               4.3 In addition to the foregoing fees and running royalties, GENICA agrees to pay to BAYLOR the following annual minimum royalty payments, with the start of Year One being defined as the date of the initial sale of Licensed Products under the License Agreement:

         Year One                                 $[      ]
         Year Two                                 $[      ]
         Year Three                               $[      ]
         Year Four                                $[      ]
         Year Five                                $[      ]

The first payment shall be due within thirty (30) days of the anniversary of Year One. Each such subsequent payment shall be due within thirty (30) days of each of the second, third, fourth, and fifth anniversaries of Year One. Each such annual minimum royalty payment shall be creditable against royalties due that year payable under Paragraph 4.2.

               4.4 For sublicenses granted to the Subject Technology, GENICA
shall pay BAYLOR [         ]%* of the Sublicensing Revenue received by GENICA
during the first year of the License Agreement, [         ]%* received during
the second year of the License Agreement, [         ]%* received during the
third year of the License Agreement, [         ]%* received during the fourth
and continuing years of the License Agreement.

               4.5 If GENICA fails to pay when due all running royalties payable under Paragraphs 4.2 and 4.4 and each annual minimum royalty payable under Paragraph 4.3, BAYLOR may, at its sole option, convert this license to a non-exclusive one, in which event, the royalty rate in Paragraph 4.2 shall be
reduced to [         ]%* and the annual minimum royalties in Paragraph 4.3 shall
be reduced by [         ]%*. The failure of BAYLOR to exercise such right shall
not be deemed to be a waiver of such right, nor shall such failure preclude BAYLOR from exercising or enforcing said right upon any subsequent failure by GENICA.

               4.6 Payment of the royalties specified in Paragraph 4.2 shall be made by GENICA to BAYLOR within sixty (60) days after March 31, June 30, September 30 and December 31 of each year during the term of this License Agreement covering the quantity of Licensed Products sold by GENICA or its Affiliates during the preceding calendar quarter. The last such payment shall be made within sixty (60) days after termination of this License Agreement.

               4.7 All payments due hereunder are expressed in and shall be paid by check payable in United States of America currency, without deduction of exchange, collection or other charges, except as defined in Section 1.5, to BAYLOR, or to the account of BAYLOR at such other bank as BAYLOR may from time to time designate in writing.

               4.8 In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the tenth day following the
due day thereof, calculated at the annual rate of the sum of (a) [         ]%*
plus (b) [         ]* on the date said payment is due, the interest being
[         ]*, provided, however, that in no event shall said annual interest
rate exceed [         ]*. Each such royalty payment when made shall be
accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of BAYLOR to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment.

5.       RECORDS, REPORTS AND INSPECTION
         -------------------------------

               5.1 Within sixty (60) days after the expiration of each calendar quarter that begins or ends during the term of this License Agreement, GENICA shall furnish BAYLOR with a written statement of Net Sales of Licensed Products during such calendar quarter. Such written statements shall be duly signed by an authorized signatory of GENICA on behalf of GENICA and its Affiliates and shall show the Net Sales of Licensed Products by GENICA and its Affiliates during such calendar quarter and the amount of royalties payable under this License Agreement based thereon. Each such report shall be accompanied by payment of the royalties shown to be due thereby.

               5.2 GENICA shall maintain or cause to be maintained a true and correct set of records pertaining to the Net Sales of Licensed Products and its performance and the performance of its Affiliates under this License Agreement. During the term of this License Agreement and for a period of two (2) years thereafter, GENICA agrees to permit an independent public accountant selected and paid by BAYLOR and reasonably acceptable to GENICA to have access during ordinary business hours to such records as are maintained by GENICA or its Affiliates as may be necessary, in the opinion of such auditor, to determine the correctness of any report and/or payment made under this License Agreement. If the event that the audit reveals an underpayment of royalty by more than
[         ]%*, the cost of the audit shall be paid by GENICA. If the
underpayment is less than [         ]%* but more than [         ]%*, GENICA and
BAYLOR shall each pay [         ]%* of the cost of the independent audit. Such
accountant shall maintain in confidence, and shall not disclose to BAYLOR, any information directly relating to the correctness of such reports and payments.

6.       PATENTS AND INFRINGEMENT
         ------------------------

               6.1 BAYLOR shall continue, at its expense, the efforts commenced prior to the Agreement Date to obtain a United States patent on the Licensed Patents. GENICA shall be responsible for all of the expenses incurred after the Agreement Date for the preparation, filing, prosecution and maintenance of foreign patent applications and resulting foreign patents. The Parties shall utilize patent attorneys or agents of BAYLOR's choice for the filing, prosecution and issuance of the United States and all foreign patent applications on the Licensed Patents. GENICA expressly authorizes and directs BAYLOR to instruct such counsel to invoice GENICA directly for all of the expenses and fees related to all foreign filings. GENICA shall have reasonable input in deciding which foreign filings will be made. Should GENICA refuse to pay for certain foreign filings, then BAYLOR may do so at its own expense, retaining license and patent rights secured for such filings. BAYLOR shall instruct its counsel to copy GENICA on all correspondence related to the Licensed Patents. BAYLOR and its faculty members shall cooperate fully in the preparation, filing and prosecution of all United States and foreign patent applications filed pursuant to this paragraph.

               6.2 If it is believed in good faith that the Licensed Patents are infringed by a third party, the party to this License Agreement first having knowledge of such infringement shall promptly notify the other in writing, which notice shall set forth the facts of such infringement in reasonable detail. GENICA shall have the right, but not the obligation, to institute and prosecute at its own expense an action or proceeding against any such infringement of the Licensed Patent. If GENICA fails to bring such action or proceedings within a period of three (3) months after receiving written notice or otherwise having knowledge of such in-fringement, then BAYLOR shall have the right, but not the obligation, to institute or prosecute at its own expense an action or proceeding against any infringement of the Licensed Patents. Any recovery of damages and costs in such suits shall be apportioned as follows: the party bringing suit shall first recover an amount equal to two times the costs and expenses incurred by such party directly related to the initiation and full prosecution of such action and the remainder shall be divided equally between BAYLOR and GENICA.

7.       AFFILIATES AND SUBLICENSEES
         ---------------------------

               GENICA shall be responsible for its Affiliates and sublicensees and shall not grant any rights which are inconsistent with the rights and obligations of GENICA hereunder. Any act or omission of an Affiliate or sublicensee which would be a breach of this License Agreement if performed by GENICA shall be deemed to be a breach by GENICA of this License Agreement. Each sublicense agreement granted by GENICA to its Affiliates or sublicensees shall include an audit right by BAYLOR of the same scope as provided by Paragraph 5.2 hereof with respect to GENICA. No such sublicense agreement shall contain any provision which would cause it to extend beyond the term of this License Agreement. GENICA shall give BAYLOR prompt notification of the identity and address of each Affiliate and sublicensee with whom it concludes a sublicense agreement and shall supply BAYLOR with a copy of each sublicense agreement.

8.       TERMINATION
         -----------

               8.1 Unless earlier terminated as hereinafter provided, this License Agreement shall extend for the life of the last to expire Licensed Patent or if no Licensed Patent issues, five (5) years from the Agreement Date. After such termination, GENICA shall have a perpetual, royalty-free license to the Subject Technology except for payment of previously accrued and unpaid royalties due pursuant to Paragraph 4.2 hereof.

               8.2 In the event of default or failure by either party to perform any of the terms, covenants or provisions of this License Agreement, the nonperforming party shall have ninety (90) days after the giving of written notice of such default by the other party to correct such default. If such default is not corrected within the said ninety (90) day period or after BAYLOR, at its sole discretion, accepts a suitable workplan from GENICA after notice as aforesaid, the performing party shall have the right, at its option, to cancel and terminate this License Agreement. Either Party shall have the right, at its option, to cancel and terminate this License Agreement in the event that the other Party shall (i) become involved in its insolvency, dissolution, bankruptcy or receivership proceedings affecting the operation of its business or (ii) make an assignment of all or substantially all its assets for the benefit of creditors or in the event that (iii) a receiver or trustee is appointed for such other Party and such Party shall, after the expiration of ninety (90) days following any of the events enumerated above, have been unable to secure a dismissal, stay or other suspension of such proceedings. In the event of termination of this License Agreement, except pursuant to Paragraph 8.1, all rights to the Subject Technology licensed by BAYLOR to GENICA hereunder shall revert to BAYLOR.

               8.3 GENICA may terminate this License Agreement at any time upon ninety (90) days written notice to BAYLOR. From and after the effective date of such termination, GENICA shall cease using the Subject Technology and GENICA's obligation to pay running royalties and annual minimum royalties hereunder shall cease, except as to royalty payments which have accrued up to the effective date of such termination. GENICA shall not, however, be entitled to receive a refund of any sums paid to BAYLOR hereunder.

               8.4 At the date of any termination pursuant to Paragraph 8.2 hereof for breach by GENICA, or pursuant to Paragraph 8.3 hereof, GENICA shall return all tangible materials of the Subject Technology to BAYLOR.

               8.5 No termination of this License Agreement shall constitute a termination or a waiver of any rights of either Party accruing at or prior to the time of such termination. The obligations of Paragraphs 5 and 12 shall survive termination of this License Agreement.

9.       ASSIGNABILITY
         -------------

               This License Agreement shall be binding upon and shall inure to the benefit of BAYLOR and its assigns and successors in interest, and shall be binding upon and shall inure to the benefit of GENICA and its Affiliates who are sublicensees and the successor to its entire business to which this License Agreement relates, but shall not otherwise be assignable or assigned by either Party without prior written approval by the other Party, which approval shall not be unreasonably withheld.

10.      LAW
         ---

               This License Agreement shall be construed according to the Laws of the State of Texas, United States of America; provided, however, that any patent question or controversy shall be resolved in the courts having jurisdiction over the patent or patents in question and in accordance with the laws applicable to such patent or patents.

11.      ADDRESSES
         ---------

               For the purpose of reports and notices herein set forth, the addresses set forth in the introductory paragraph of this License Agreement shall be used unless changed by written notification by one Party to the other Party.

12.      ADDITIONAL PROVISIONS
         ---------------------

               12.1 Use of BAYLOR Name. GENICA agrees that it may not use in any
                    ------------------
way the name of "BAYLOR" or any logotypes or symbols associated with BAYLOR or the names of any researchers at BAYLOR without the prior written consent of BAYLOR, which consent shall not be unreasonably withheld.

               12.2 Confidentiality. GENICA agrees to use reasonable efforts
                    ---------------
(which shall be at least as great as the efforts it uses to maintain the confidentiality of its own confidential information) to maintain the Subject Technology in confidence, and to use the same only in accordance with this License Agreement. Such obligation of confidentiality shall not apply to information which GENICA can demonstrate: (i) was at the time of disclosure in the public domain; (ii) has come into the public domain after disclosure through no fault of GENICA or its Affiliates;
(iii) was known to GENICA or its Affiliates prior to disclosure thereof by BAYLOR or (iv) was lawfully disclosed to GENICA without obligation of confidence by a third party which was not under an obligation of confidence to BAYLOR with respect thereto. The foregoing obligations of confidentiality shall survive termination of this License Agreement.

               12.3 Indemnity. Each Party shall notify the other of any claim,
                    ---------
lawsuit or other proceeding related to the Licensed Products. Subject to the following sentence, GENICA agrees that it will defend, indemnify and hold harmless BAYLOR and its faculty members, researchers, employees, officers, trustees, Dr. James R. Lupski and agents and each of them (the "Indemnified Parties") from and against any and all claims, causes of action, lawsuits or other proceedings filed or otherwise instituted against the Indemnified Parties related directly or indirectly to or arising out of the design, manufacture, sale, or use of the Licensed Products or any other embodiment of the Subject Technology by GENICA or its Affiliates except such claims, causes of action, lawsuits, other proceedings and the costs (including attorney's fees) related thereto which result in whole or in part from the gross negligence or intentional misconduct of any of the Indemnified Parties. Notwithstanding any provisions herein to the contrary, BAYLOR shall indemnify GENICA for any claims for injuries to persons or damages which occur on BAYLOR premises or premises under the exclusive control of BAYLOR. GENICA will also assume responsibility for all costs and expenses related to such claims and lawsuits for which it is obligated to indemnify the Indemnified Parties pursuant to this Paragraph 12.3, including, but not limited to, the payment of all attorneys' fees and costs of litigation or other defense.

               12.4 Insurance. GENICA and each of its Affiliates and
                    ---------
sublicensees as applicable, shall, for so long as GENICA, its Affiliates or sublicensees manufacture, sell, or use any Licensed Products, maintain in full force and effect policies of (i) worker's compensation and/or employer's liability insurance (with Broad Form General Liability and Service Liability endorsements) with limits of not less than $[ ] per person and $[ ] per occurrence with no annual aggregate or such coverage as is deemed suitable by the insurance agency and GENICA's Board of Directors. Such coverage(s) shall be purchased from a carrier or carriers deemed acceptable to BAYLOR. Upon request by BAYLOR, GENICA shall provide certificate(s) evidencing the coverage(s) maintained which shall also specify that GENICA make best efforts to give BAYLOR no less than thirty (30) days prior written notice of any change in or cancellation of such coverage(s).

               12.5 BAYLOR's Disclaimers. Neither BAYLOR nor any of its faculty
                    --------------------
members, researchers, trustees, officers, employees, Dr. James R. Lupski or agents assume any responsibility for the manufacture, service specifications, or use of the Licensed Products which are manufactured by or for or sold by GENICA, its Affiliates or its sublicensees. All warranties in connection with the Licensed Products shall be made by GENICA (or the par-ticular GENICA Affiliate or sublicensee that is involved) as the manufacturer or seller thereof and none of such warranties shall directly or by implication in any way obligate BAYLOR or any of its faculty members, researchers, trustees, officers, employees, Dr. James R. Lupski or agents.

               12.6 Disclaimer of Warranty. BAYLOR makes no warranties or
                    -----------------------------------------------------
representations, expressed or implied, including, but not limited to, warranties
--------------------------------------------------------------------------------
of fitness or merchantability, regarding Licensed Products.
----------------------------------------------------------

               12.7 The failure of either Party to enforce at any time any of the provisions of this License Agreement, or any rights in respect thereto, or to exercise any election herein provided, shall in no way be considered to be a waiver of such provisions, rights, or elections, or in any way to affect the validity of this License Agreement. Exercise by either Party of any of its rights herein or any or its elections under the terms and covenants herein shall not preclude either Party from exercising the same or any other rights in this License Agreement irrespective of any previous action or proceeding taken by either Party hereunder.

               12.8 If any provision of this License Agreement is judicially or in an arbitration proceeding determined to be void or unenforceable, such provision shall be deemed to be severable from the other provisions of this License Agreement which shall remain in full force and effect. Either Party may request that a provision otherwise void or unenforceable be reformed so as to be valid and enforceable to the maximum extent permitted by law.

               12.9 No liability hereunder shall result to a Party by reason of delay in performance caused by force majeure, that is circumstances beyond the reasonable control of the party, including, without limitation, acts of God, fire, flood, war, civil unrest, labor unrest, or shortage of or inability to obtain material as equipment.

               12.10 The terms and conditions herein constitute the entire agreement between the Parties and shall supersede all previous agreements, either oral or written, between the Parties hereto with respect to the subject matter hereof. No agreement of understanding bearing on this License Agreement shall be binding upon either Party hereto unless it shall be in writing and signed by the duly authorized officer or representative of each of the Parties and shall expressly refer to this License Agreement.

                  Executed this 1st day of February, 1993, to be effective as of the day and year first above written.

GENICA PHARMACEUTICALS                          BAYLOR COLLEGE OF MEDICINE
  CORPORATION
         /s/ Robert E. Flaherty                           /s/ Charles R. Richardson
         -------------------------------                  -------------------------
Name:    Robert E. Flaherty                     Name:     Charles R. Richardson
Title:   President and CEO                      Title:    Vice President for Finance and

                                                          Administration

                      FIRST AMENDMENT TO LICENSE AGREEMENT

                  This First Amendment ("the First Amendment") to the License Agreement, to be effective as of the first day of August, 1993, is by and between Baylor College of Medicine (hereinafter "BAYLOR"), a Texas non-profit corporation having its principal place of business at One Baylor Plaza, Houston, Texas 77030, and Genica Pharmaceuticals Corporation (hereinafter "GENICA"), a corporation organized under the laws of the Commonwealth of Massachusetts and having a place of business at Two Biotech Park, 373 Plantation Street, Worcester, MA 01605.

                  WHEREAS, BAYLOR and GENICA have entered into that certain License Agreement effective the first day of February, 1993 (hereinafter referred to as the "License Agreement") under which GENICA has obtained from BAYLOR and BAYLOR has granted to GENICA a certain exclusive license to the "Subject Technology" as defined in said License Agreement; and

                  WHEREAS, BAYLOR and GENICA desire to amend and modify certain provisions of the License Agreement as provided herein,

                  NOW, THEREFORE, in consideration of the mutual provisions and covenants contained herein, BAYLOR and GENICA hereby agree as follows:

         1. The terms as defined in the License Agreement shall have the same meanings in this First Amendment.

         2. Section 1.1 in the License Agreement is hereby deleted in the entirety and replaced by the following: The term "Subject Technology" shall mean all technology, biological materials, trade secrets, kits, compounds, know-how, methods, documents, materials, tests, probes and all confidential information related to the diagnosis of Charcot-Marie Tooth Disease which was developed by Dr. James R. Lupski, Dr. Pragna Patel, Mr. Montes de Oca-Luna and Ms. Saucedo Cardenas in laboratories at BAYLOR. The Subject Technology shall also include United States Patent Application Serial No. 07/711,615 filed June 6, 1991, entitled "Molecular Diagnosis of Charcot-Marie Tooth Disease" and United States continuation-in-part application #2, Serial No. 08/129,902, together with all valid patents or patent applications, reexaminations, reissues, renewals, extensions, divisions thereof (the "Licensed Patents"). The continuation-in-part application #1 of United States Serial No. 07/711, 615 is specifically excluded from the term "Subject Technology."

         3. Section 6.1 in the License Agreement is hereby deleted in the entirety and replaced by the following: BAYLOR shall continue, at its expense, the efforts commenced prior to the Agreement Date to obtain a United States patent on

                  Serial No. 07/711,615 and all valid patents or patent applications, reexaminations, reissues, renewals, extensions and divisions thereof. GENICA shall be responsible for all costs and expenses incurred after April 1, 1994 for CIP #2, Serial No. 08/129,902 and all valid patents or patent applications, reexaminations, reissues, renewals, extensions and divisions thereof. The Parties shall utilize patent attorneys or agents of BAYLOR's choice for the filing, prosecution and issuance of the Licensed Patents. GENICA expressly authorizes and directs BAYLOR to instruct such counsel to invoice GENICA directly for all of the expenses and fees related to CIP #2. BAYLOR shall instruct its counsel to copy GENICA on all correspondence related to the Licensed Patents. BAYLOR and its faculty members shall cooperate fully in the preparation, filing and prosecution of all United States and foreign patent applications filed pursuant to this paragraph.

         4. Except as amended hereby, the License Agreement shall be and remain in full force and effect. This First Amendment shall be effective as of the date first written above.

                  IN WITNESS WHEREOF, BAYLOR and GENICA have executed this Amendment upon the dates set forth below.

GENICA PHARMACEUTICALS                          BAYLOR COLLEGE OF MEDICINE
  CORPORATION
Name:    /s/ Robert E. Flaherty                           /s/ C.R. Richardson
         ------------------------------                   -------------------------------
         Robert E. Flaherty                     Name:     C.R. Richardson
Title:   President and CEO                      Title:    Vice President for Finance and
                                                          Administration

Date:    March 29, 1994                         Date:     April 8, 1994

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